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                                                                      Exhibit 23



INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statements of Applied Power Inc. on Form S-3 No. 333-47493 and on Forms S-8, No. 33-18140, No. 33-21250, No. 33-24197, No. 33-38719, No. 33-38720, No. 33-62658, No. 333-42353
and No. 333-46469 of our report dated September 25, 1997, October 16, 1997 as to Note O, appearing in the Annual Report on Form 10-K/A of Applied Power Inc. for the year ended August 31, 1997. We also consent to the incorporation by reference in the above-mentioned registration statements of our report dated May 9, 1997 relating to Versa Technologies, Inc. appearing in the Current Report on Form 8-K of Applied Power Inc. dated October 3, 1997.




DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
June 18, 1998